EXHIBIT 23.3
Consent of Independent Certified Public Accountants
To the Board of Directors
Professional Veterinary Products, Ltd.
     As independent certified public accountants, we hereby consent to the use of our report dated June 3, 2005, except as to Notes 6 and 10 which is July 6, 2005, relating to the financial statements and related notes to such financial statements of Professional Veterinary Products, Ltd. and its subsidiaries, which report appears in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, and to the reference to our firm under the heading “Expert” in such Post-Effective Amendment No. 1 and in the prospectus.
September 15, 2005

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.